Exhibit 21.1

List of Subsidiaries of Hilltop Holdings Inc.

As of February 15, 2019

Name	State or Other Jurisdiction of Incorporation or Formation

American Summit Insurance Company	Texas
American Pine Mortgage, LLC	Delaware
ARC Insurance Holdings, Inc.	Delaware
Enspire Insurance Services, Inc.	Delaware
Excalibur Financial Corporation	Delaware
First Southwest Holdings LLC	Delaware
First Southwest Capital Investments, Inc.	Delaware
First Southwest Leasing Company	Delaware
FSC Asset Administrator, LLC	Delaware
FSW Advisory Services, Inc.	Delaware
Grand Home Loan, LLC	Delaware
Green Brick Mortgage, LLC	Delaware
Highland HomeLoans, LLC	Delaware
Hilltop Investments I LLC	Delaware
Hilltop Opportunity Partners LLC	Texas
Hilltop Securities Asset Management, LLC	Delaware
Hilltop Securities Holdings LLC	Delaware
Hilltop Securities Inc.	Delaware
Hilltop Securities Independent Network Inc.	Texas
HTH Diamond Hillcrest Land LLC	Texas
HTH Hillcrest Project LLC	Texas
Jet Homeloans, LLC	Delaware
NALICO General Agency, Inc.	Texas
National Group Corporation	Delaware
National Lloyds Corporation	Delaware
National Lloyds Insurance Company	Texas
NLASCO National Lloyds, Inc.	Texas
NLASCO Services, Inc.	Texas
NLASCO Underwriter Partner 1 LLC	Delaware
NLASCO Underwriter Partner 2 LLC	Delaware
NLASCO Underwriter Partnership	Delaware
OpenRange Capital LLC	Delaware
PlainsCapital Corporation	Maryland
PlainsCapital Bank	Texas
PCB-ARC, Inc.	Texas
PCC Statutory Trust I	Connecticut
PCC Statutory Trust II	Connecticut
PCC Statutory Trust III	Connecticut
PCC Statutory Trust IV	Delaware
PrimeLending, a PlainsCapital Company	Texas
PrimeLending Ventures Management, LLC	Texas
RGV-ARC, Inc.	Texas
Southwest Financial Insurance Agency, Inc.	Oklahoma
Southwest Insurance Agency, Inc.	Texas
ValRes One – ARC, Inc.	Texas
ValRes Two – ARC, Inc.	Texas
ValRes Three – ARC, Inc.	Texas
ValRes Four – ARC, Inc.	Texas